EXHIBIT 11.1


                  JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                 THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
          (Dollars and shares in thousands, except per share data)

                                             1995      1994
                                           _______   _______
Primary:
  Earnings:
    Net income                             $ 1,802   $ 1,437
                                           =======   =======

  Shares:
    Weighted average number of common
      shares outstanding (A)                 9,302     9,221
                                           =======   =======

  Primary earnings per share               $   .19   $   .16
                                           =======   =======
Fully diluted (B):
  Earnings:
    Net income                             $ 1,802   $ 1,437
    Add aftertax interest, net (C)             338       443
                                           _______   _______
    Net income, as adjusted                $ 2,140   $ 1,880
                                           =======   =======

  Shares:
    Weighted average number of common
      shares and common share equivalents
      outstanding                            9,302     9,221
    Common shares issuable upon exercise
      of stock options and warrants, net
      of common shares assumed to be
      repurchased from the proceeds
      using the period-end price
      which exceeded the average
      market price for the period            1,983     2,235
                                           _______   _______
     Weighted average number of common
       shares and common share
       equivalents outstanding,
       as adjusted                          11,285    11,456
                                           =======   =======

  Fully diluted earnings per share         $   .19   $   .16
                                           =======   =======

(A) Common shares issuable upon exercise of stock options and warrants, net of common shares assumed to be repurchased from the proceeds at the average market price for the period have been excluded from the computation because they had no effect or were antidilutive on primary earnings per share.

(B) These calculations are submitted in accordance with Regulation S-K Item 601 (b) (ii) although not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 because they had no effect on earnings per share.

(C) Amounts represent a decrease in interest expense and an increase in interest income as a result of the assumed reduction in borrowings and increase in investments in U. S. government securities from the application of the portion of the proceeds from the assumed exercise of stock options and warrants which were not applied towards the repurchase of outstanding common shares (equivalent to 20% of the common shares outstanding at the end of the applicable period).